UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2011

Alterra Capital Holdings Limited
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	000-33047	98-0584464
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Alterra House, 2 Front Street, Hamilton, Bermuda		HM 11
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 295-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Alterra is aware of a recently issued report by the Public Company Accounting Oversight Board (the "PCAOB") related to the PCAOB’s review of KPMG Bermuda's 2008 audit files of a public company client located Bermuda, as well as an article posted on Bloomberg that indicates that the public company client is Alterra (formerly Max Capital Group Ltd.). Alterra confirms that it is the client referenced in the PCAOB’s report.

The PCAOB report findings question the sufficiency of procedures performed by KPMG Bermuda in its audit of Alterra’s estimated fair value of certain available-for-sale securities as promulgated by generally accepted audit standards ("GAAS"). The PCAOB report questioned whether the audit procedures used by KPMG Bermuda in 2008 to verify such values were sufficient. The PCAOB report does not question the appropriateness of the values that Alterra attributed to assets available-for-sale in 2008.

Alterra notes that the PCAOB made substantially similar findings in a number of inspections of 2008 and 2009 audits performed by the larger accounting firms and, since 2008, we understand the firms have issued additional guidance to clarify the work to be completed on the audit of fair value investments.

KPMG Bermuda has represented to Alterra and its Audit Committee that it believes it properly and appropriately followed GAAS as defined at the time of the audit. KPMG Bermuda confirmed in its response to the PCAOB report that "none of the matters identified by the PCAOB required the reissuance of any of our previously issued reports." Alterra reaffirms its belief that the asset values ascribed to its available-for-sale securities in 2008 and subsequent periods remain appropriate.

KPMG Bermuda issued an unqualified opinion for Alterra’s year end financial statements for each of 2008, 2009 and 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alterra Capital Holdings Limited

March 31, 2011	By:	Joseph W. Roberts

Name: Joseph W. Roberts
Title: Executive Vice President and Chief Financial Officer